EXHIBIT 3.1(b)

CERTIFICATE OF AMENDMENT

OF THE

ARTICLES OF INCORPORATION

OF TRANS WORLD GAMING CORP.

         Pursuant to the provisions of the Nevada Revised Statutes, Title 7, Chapter 78, the undersigned officers do hereby certify:

         FIRST: The name of the Corporation is Trans World Gaming Corp. (the "Corporation").  The Articles of Incorporation of the Corporation were filed with the office of the Secretary of State on October 20, 1993, and amended December 8, 1994.

         SECOND: The Board of Directors of the Corporation duly executed the following resolutions on April 24, 2000:

         RESOLVED, that Article FIRST of the Articles of Incorporation of the Corporation
be amended in its entirety to read as follows:

FIRST: The name of the Corporation is Trans World Corporation.

         FURTHER RESOLVED, that the foregoing amendment to Article FIRST of the Corporation's Articles of Incorporation be submitted to stockholders for approval; and be it

         FURTHER RESOLVED, that in the event that the holders of at least a majority of the outstanding Common Stock of this Corporation shall adopt the aforesaid proposed amendment in the manner prescribed by the Nevada Revised Statutes, Title 7, Chapter 78, the Chief Executive Officer, of the Corporation and the Secretary or an Assistant Secretary of the Corporation are hereby authorized in the name and on behalf of the Corporation to execute a certificate setting forth said amendment and to cause the same to be filed pursuant to the provisions of Nevada Revised Statutes, Title 7, Chapter 78.

         THIRD: The total number of outstanding shares of Common Stock of the Corporation is 5,365,449, and the total number of votes entitled to be cast by the holders of all of said outstanding shares is 5,365,449.

         FOURTH: Holders of 2,682,725 shares of Common Stock, representing at least a majority of the outstanding shares of Common Stock of the aforesaid total number of outstanding shares have adopted the amendments herein at a meeting of Stockholders held July 6, 2000, in accordance with the provisions of Nevada Revised Statutes, Title 7, Section 78.320.

Signed on August 8, 2000

TRANS WORLD CORPORATION

By:	/s/ Rami S. Ramadan
Rami S. Ramadan, President,
Chief Executive Officer,
Chief Financial Officer

/s/ Paul D. Benkley
Paul D. Benkley
Acting Corporate Secretary

STATE OF NEW YORK	)
) SS:
COUNTY OF NEW YORK	)

         On August 11, 2000, personally appeared before me, a Notary Public, for the State and County aforesaid, Paul D. Benkley and Rami S. Ramadan, as President and Chief Executive Officer of Trans World Corporation, who acknowledge that they executed the above instrument.

                                                                                  /s/ Leslie A. Murray
                                                                                  Notary Public

[Notarial Seal]